Exhibit 10.25

311 Main Street, P.O. Box 15156
Worcester, MA 01615-0156
Telephone: (508) 926-3400
Facsimile: (508) 798-3537
mangelini@bowditch.com

Bowditch & Dewey, LLP

August 14, 2003

VIA ELECTRONIC MAIL

hartfordepps@comcast.net

Mr. Frederick Eppinger

Dear Fred:

On behalf of the Board of Directors of Allmerica, I am pleased to confirm our offer that you become Allmerica’s President and Chief Executive Officer. We believe that the Company has great promise and that you are ideally suited to take full advantage of that promise and we are delighted to welcome you back to Central Massachusetts.

I have been authorized to propose a compensation package which we expect you will find to be both fair and attractive. This has been developed in consideration not only of your needs and expectations, but also in consideration of compensation paid to other chief executive officers of competitive and larger companies.

We propose that you join the Company under the following arrangements:

1.	Base Compensation. Seven Hundred Fifty Thousand Dollars ($750,000) per year, subject to adjustment effective April 1, 2004.

2.	Performance Bonus. Targeted at one hundred twenty percent (120%) of Base Compensation, based on meeting all performance goals, and up to two hundred forty percent (240%) of Base Compensation based on meeting all stretch goals, subject in each case to the terms of the Company’s Incentive Compensation Plan.

With respect to the 2003 calendar year, you will be guaranteed an incentive compensation bonus of Four Hundred Thousand Dollars ($400,000), provided you are employed with Allmerica on the date in March 2004 when incentive compensation bonuses are regularly paid.

Mr. Frederick Eppinger

August 14, 2003

While we have not refined target bonus considerations, they would be based on factors such as profitability, combined ratios, ratings, development of a strategic business plan, plan execution, stock price, constituency relationships, management team building, community relations, and the like.

3.	Long-term Incentive. We would grant Three Hundred Thousand (300,000) Allmerica non-qualified stock options in accordance with our Stock Incentive Plan, with a strike price to be determined on the day of your first day of employment. Our options vest at a rate of 25% on each of the first two anniversaries of your employment date with the balance vesting on the third anniversary thereof. You will be eligible for consideration of an additional grant at or about the time of your first anniversary of employment.

4.	Clubs. We would pay for your annual membership fee in the Worcester Club.

5.	Severance. In the event of a Change in Control of the Company causing termination of your employment, the Company would make a severance payment to you in the amount of two times the sum of your then Base Compensation and target bonus. In the event of the termination of your employment by the Company without Cause, independent of a Change in Control, the Company would pay severance equal to (a) if such termination occurs within the first eighteen (18) months of your employment date, two times the sum of your then Base Compensation and target bonus, and (b) if such termination occurs at any time thereafter, one times the sum of your then Base Compensation and target bonus. In each event, these payments would be subject to you providing a general release and confidentiality, non-solicitation and non-competition arrangements as described on the Attached.

6.	Relocation. The Company would pay for reasonable costs of relocation for you and your family, including temporary accommodations for you, pending your family’s relocation. We encourage this relocation within six months, and encourage you to relocate to the City of Worcester.

7.	Sign-on Bonus and Stock Purchase Match. The Company would pay you Three Hundred Thousand Dollars ($300,000) on the first day of your employment as a sign-on bonus; provided, however, if you are not actively employed by the Company for any reason on January 2, 2004, that you pay back one-half of such sum within five (5) days of your termination date.

In addition, to the extent you purchase shares of stock in the Company at any time beginning on your employment date and ending thirty (30) days thereafter, we will match such shares, on a one-to-one basis, up to an additional expenditure on our part of Two Hundred Thousand Dollars ($200,000).

Mr. Frederick Eppinger

August 14, 2003

8.	Other. Our current plan is to announce your appointment on August 19, 2003, effective September 8, 2003, which would be your actual employment date. This offer and your election as President and Chief Executive Officer is subject to approval by the Board of Directors, which I would solicit prior to the announcement date. We would also plan to elect you as a director of the Company, effective with your becoming President and Chief Executive Officer. We understand that there are no impediments such as non-solicitation or non-competition arrangements which would impede your ability to carry out your contemplated responsibilities at Allmerica.

I look forward to working with you.

My best wishes.

Very truly yours,

/s/ Michael P. Angelini
Michael P. Angelini

MPA/sim

/s/ Frederick H. Eppinger, Jr.
Accepted and Agreed
August 17, 2003

Mr. Frederick Eppinger

August 14, 2003

Attachment

The terms “Cause” and “Change in Control” shall have the meanings assigned to them in the Amended Stock Incentive Plan.

As a condition to employment, as well as for eligibility for severance as described in paragraph 5 of the Offer Letter, you agree to the following additional terms and conditions:

Confidentiality. Except in performance of services for the Company, you shall not, either during the period of your employment with the Company or at any time thereafter in any manner whatsoever, use for your own benefit or disclose to or use for the benefit of any person outside the Company, any information concerning any intellectual property, or other confidential or proprietary information of the Company, whether you have such information in your memory or embodied in writing or other tangible form. All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Company. Upon the termination of your employment in any manner or for any reason whatsoever, you shall promptly surrender to the Company all copies of any of the foregoing, together with any documents, materials, data, information and equipment belonging to or relating to the Company’s business and in your possession, custody or control, and you shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

Non-Hire/Solicitation Agreement. You agree and covenant that you will not, unless acting with the Company’s express written consent, directly or indirectly, during the term of your employment and for a period of two (2) years thereafter, in any way, hire, solicit, entice away or interfere with the Company’s contractual relationships with; any customer, vendor or supplier, client, agent, officer or employee of the Company, or in any way assist or facilitate any person or entity in such action.

Non-Competition. For as long as you are employed by the Company, you may not in any way, directly or indirectly, (a) render services of any kind to or be otherwise employed by or associated with, or (except as a holder of a stock interest not to exceed 1 percent in the securities of publicly held and traded companies) interested in any person or entity which sells services or products competitive with those offered by the Company; or (b) except on behalf of and for the benefit of the Company, directly or indirectly and on behalf of any other person or entity, engage in negotiations with, offer to sell products through, or have financial dealings or relations or transactions with, any agent or agency which sells property-casualty products of Allmerica Financial Corporation, The Hanover Insurance Company, Citizens Insurance Company of America (or any of their respective direct or indirect subsidiaries) or provide assistance to any person to do any of the foregoing.

In addition, in the event you either are terminated with Cause, or you receive and accept severance payments as provided in paragraph 5 of the Offer Letter, you agree to be bound to the “non-competition” provisions set forth above for a period of one (1) year from the date of your termination.

Mr. Frederick Eppinger

August 14, 2003

If you violate any of the covenants or agreements under this Attachment, the Company shall be entitled to (a) any remedies available from a court of law or equity, including injunctive relief, and (b) an accounting and repayment of all profits, compensation, remuneration, or other benefits that you directly or indirectly realized and/or may realize as a result of, growing out of, or in connection with, any such violation, as well as to recover any and all severance payments previously made. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled. If any part of any term or provision of this Attachment or Offer Letter shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstance shall in no way affect any other term or provision of this Attachment or the Offer Letter, the application of such term or provision in any other circumstances, or the validity or enforceability of this Attachment or the Offer Letter; provided, however, where practicable to bring effect to the provisions hereof, such court shall modify the terms and provisions of this Offer Letter and Attachment to make them effective to the maximum extent permitted by law. The validity, constructions and effect of the Offer Letter (including this Attachment) and any actions taken under or relating thereto shall be determined in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law provisions). You and the Company each agree that in the event of any legal actions relating to this Offer, your employment or the Offer Letter (including this Attachment), venue shall be exclusively had in state or federal court located in Worcester, Massachusetts.

December 10, 2008

Mr. Frederick Eppinger

President and Chief Executive Officer

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Re: Amendment of Offer Letter

Dear Fred:

This letter amends the August 14, 2003 offer letter from Michael P. Angelini (the “Offer Letter”) in the following respects and upon the terms and conditions set forth below:

1.	Section 5 of the Offer Letter is deleted in its entirety and the following new language is inserted in lieu thereof:

“In the event of the termination of your employment by the Company without Cause, independent of a Change of Control, the Company will pay severance equal to one times the sum of your then Base Compensation and either (i) the average amount of the target bonuses for which you were eligible for the three calendar years preceding your termination of employment, if such termination of employment occurs on or before December 31, 2008, or (ii) the then current year’s target bonus, if such termination of employment occurs after December 31, 2008. References in this section to a “termination of employment” shall mean a “separation of service” as defined by Section 409A of the Internal Revenue Code of 1986 (the “Code”).

In each event, the Company will pay you the severance provided for in this section in a single cash lump sum payment on or before the end of the ninety day period following your termination of employment but in no event later than the 15th day of the third month following the end of the calendar year in which your termination of employment occurred; provided that the Company shall determine, in its sole discretion, when the payment will be made during such period. In each event, these payments are subject to you providing a general release in a form acceptable to the Company and confidentiality, non-solicitation and non-competition arrangements as described on the Attached on or before the end of the sixty day period following your termination of employment.

The provisions of Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Code Section 409A and the Treasury regulations and other applicable guidance issued by the Treasury Department and/or the Internal Revenue Service (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. Notwithstanding the provisions of Section 5, if

December 9, 2008

you are a “specified employee” (as defined by Section 409A) at the time of your separation from service and a payment must be delayed by six months to satisfy the requirements of Section 409A, then such payment shall be made no earlier than the six-month anniversary of your separation from service.

Notwithstanding any language contained herein to the contrary, in no event shall the Company be liable for any taxes, penalties or other amounts for which you may be liable because of a violation of Section 409A or other such law or regulation.

2.	The first sentence of the Attachment to the Offer Letter is deleted in its entirety and the following new sentence is inserted in lieu thereof:

The term “Cause” shall have the meaning assigned to it in The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan and the term “Change in Control” shall have the meaning assigned to it under The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan.

This letter amends the Offer Letter and shall supersede the provisions of the Offer Letter as set forth above.

Kindly acknowledge your acceptance and agreement of this letter and its terms by signing and dating the original copy of this letter on the tines below. Please return a signed original to me. Thank you.

Sincerely,

/s/ J. Kendall Huber
J. Kendall Huber
Senior Vice President, General Counsel & Asst. Secretary

Enclosures

Accepted and Agreed

/s/ Frederick Eppinger
Frederick Eppinger

Dated: December 10, 2008